                                                                EXHIBIT 10.14(b)



                          REBATE AND SUPPLY AGREEMENT


         THIS REBATE AND SUPPLY AGREEMENT (this "Agreement") is entered into this 12th day of May, 1997 by and among BARRIER FILMS LTD. - NEW YORK and BARRIER FILMS CORPORATION (collectively, "Barrier"), WORLD CLASS FILM CORP., including its subsidiaries and affiliates whether currently in existence or hereafter acquired ("World Class"), and OUTLOOK GROUP CORP., solely on behalf of its subsidiary, Outlook Packaging, Inc. ("OGC").

                                    RECITALS

         WHEREAS, OGC is selling all of the 91,100 issued and outstanding shares of Common Stock of Barrier, pursuant to the terms of that certain Stock Purchase Agreement dated as of May 12, 1997, by and between the Buyer (as defined therein) and OGC (the "Purchase Agreement");

         WHEREAS, the execution and delivery of this Agreement are conditions precedent to the parties' execution and delivery of the Purchase Agreement and the consummation of the transactions contemplated hereby;

         WHEREAS, this Agreement is intended by the parties to facilitate payment by the Buyers of the Secured Promissory Note (as defined in the Purchase Agreement);

         WHEREAS, the parties acknowledge that a vital aspect of the transaction contemplated by the Purchase Agreement is this Agreement, and it is the intention of the parties that a significant portion of the purchase price (represented by the Secured Promissory Note) will be paid through the payment of credits under this Agreement;

         WHEREAS, Barrier and World Class desire to supply monolayer and co-extruded films to OGC, and OGC desires to purchase monolayer and co-extruded films from Barrier and World Class, pursuant to the terms and subject to the conditions herein stated;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

         1. Supply. During the term of this Agreement, each of Barrier and World Class (individually a "Seller" and collectively the "Sellers") agrees to produce and sell to OGC monolayer and co-extruded films (including low density, high density, polyethylene, nylon, polyester, polypropylene, bi-oriented polypropylene and other packaging and laminating films) (the "Films") as ordered by OGC from time to time, subject to the terms and conditions set forth in this Agreement. The obligations of OGC set forth in
Section 4 hereof (i.e., the quantity order obligations) shall only apply to the monolayer and co-extruded polyethylene Film types (the "Designated Films") and not to any other types of Films, although the credits set forth in Section 6(d) below apply to all Film types.
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         2.      Information to be Provided.  As soon as practicable following the date hereof, OGC shall provide to the Sellers a list of its current purchases of Films and the price ranges, specifications and other material terms applicable to such purchases. OGC shall also provide to the Sellers physical samples for the Films and its specifications relating thereto, and its estimated Film requirements over the next six months (and each succeeding six-month period) which information is subject to adjustment from time to time. OGC will not be responsible for any inaccuracies in its estimates of requirements, except for gross negligence in significantly underestimating such requirements. OGC will only be responsible for actual orders of Films which may or may not be consistent with its estimated requirements.

         3. Product Qualification. OGC shall afford the Sellers the opportunity to qualify to manufacture and sell all Films ordered by OGC as follows:

                 (a) First, the Sellers must inform OGC in writing as to the Films they intend to offer to manufacture and sell to OGC, together with the prices to be charged to OGC for such Films, delivery terms, specifications and other material conditions. OGC shall then promptly determine whether the price and other terms and conditions are at least as favorable (equal) as those offered by OGC's and other available suppliers. If the Sellers fail to inform OGC in writing as to any particular Film they intend to offer to manufacture and sell to OGC within 30 days following their receipt of the information and physical sample with respect to such Films as set forth in Section 2 above, then OGC shall have no obligation to allow the Sellers to qualify such Film under this Section 3 or to purchase any specified quantities thereof as set forth in Section 4 below. In the event that the Sellers desire to, and are subsequently able to, offer and manufacture any Films at a later date, then OGC shall give the Sellers an opportunity at a mutually convenient time or times during the term of this Agreement to qualify such Films pursuant to this
Section 3.

                 (b) Second, once the parties agree that the price and other terms are at least as favorable as those offered by OGC's and other available suppliers and further agree on the price and other terms for the Films to be supplied by the Sellers to OGC, the Sellers shall produce a sample order for the Films, and OGC shall inspect such order for competitive quality and compliance with OGC's specifications. As used herein, the term "Acceptable Quality" shall mean Films demonstrating quality competitiveness and compliance with industry norms, applicable legal requirements and OGC's specifications (within reasonably acceptable tolerances and variations as are customary and normal in the industry). If the sample order demonstrates Acceptable Quality, then the parties shall adhere to the supply levels set forth in Section 4(a) below.

         4.      Supply Levels.

                 (a) After the Sellers have qualified to sell a particular Designated Film to OGC as set forth in Section 3 above, OGC shall afford the Sellers the opportunity to manufacture and sell, and OGC shall order, the Designated Film, as follows:





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                          (i)     First, OGC shall order a "minimum" sample
                 quantity of the Designated Film to be manufactured and sold by the Sellers ("Minimum Quantity"), which order shall specify the agreed upon price, quantity, delivery, specifications and other terms. Upon receipt of such Minimum Quantity of the Designated Film, OGC shall inspect the Designated Film to determine whether the shipment complies with the terms of the Minimum Quantity order and demonstrates Acceptable Quality.
                 If the shipment does not comply with the terms of the Minimum Quantity order or demonstrate Acceptable Quality, then the Sellers shall repeat this level.

                          (ii) Second, if the Sellers' shipment of the Minimum Quantity of the Designated Film complies with the terms of the order and demonstrates Acceptable Quality as set forth in Section 4(a)(i) above, OGC shall order production quantity (at least 50% of its aggregate orders for the Designated Film) of the Designated Film ("Production Quantity"), which order shall specify the agreed upon price, quantity, delivery, specifications and other terms. Upon receipt of each shipment of the Designated Film subject to the Production Quantity order, OGC shall inspect the Designated Film to determine whether the shipment complies with the terms of the order and demonstrates Acceptable Quality. If the shipment does not comply in all material respects with the Production Quantity order or demonstrate Acceptable Quality, OGC shall not be required to continue to order such Designated Film under this subsection (ii) and the Sellers shall revert to Section 4(a)(i) with respect to such Film.

                          (iii) Third, if the Sellers' shipments of the Production Quantity of the Designated Film complies with the terms of the order as set forth in Section 4(a)(ii) above and demonstrates Acceptable Quality, OGC shall order full production quantity (75% of its aggregate orders for the Designated Film, or more at the discretion of OGC) of the Designated Film ("Full Quantity"), which order shall specify the agreed upon price, quantity, delivery, specifications and other terms. Upon receipt of each shipment of the Film subject to the Full Quantity order, OGC shall inspect the Designated Film to determine whether the shipment complies with the terms of the order and demonstrates Acceptable Quality. If the shipment does not comply in all material respects with the Full Quantity order or demonstrate Acceptable Quality, OGC shall not be required to continue to order such Designated Film under this subsection (iii) and the Sellers shall revert to Section 4(a)(ii) with respect to such Designated Film.

                 (b) If the Sellers revert back to or repeat Section 4(a)(i) above three times with respect to a particular Designated Film after being at higher levels then OGC shall have the right not to purchase that Designated Film from the Sellers.





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                 (c)      In no event shall OGC be required to order from the
Sellers more than 75% of its aggregate orders for any Designated Film.
However, OGC may elect to order from the Sellers more than 75% of its aggregate orders for the Designated Film and any quantity of other Film, in which case the principal amount on the Secured Promissory Note may be repaid sooner than scheduled because the credits set forth in Section 6(d) hereof are due and payable regardless of whether they exceed the principal payments then due on the Secured Promissory Note, and all such credits paid will be applied against the outstanding principal balance on such Note.

                 (d) If, despite the Sellers' satisfaction of the conditions of Section 4(a)(iii) above, OGC elects to buy less than 75% of its estimated needs for the Designated Film in a given year, the "unearned" credit provision set forth in Section 7 shall apply, although OGC shall be entitled to make up any such deficiency in succeeding years.

                 (e) The Sellers shall have the right to refuse any orders for the Films, in which case OGC shall not be obligated to order any specific quantities of such Films and no adjustment or "unearned" credit will be made to the Secured Promissory Note.

         5. Orders. All orders of Films by OGC to the Sellers shall be made pursuant to written purchase orders delivered by OGC to the Sellers stating the price, quantity, delivery and other material terms and OGC's specifications (if any), and shall be subject to OGC's standard terms and conditions, including those stated on OGC's purchase orders.

         6.      Prices, Credits and Other Terms.

                 (a) The base prices for the Films to be charged by the Sellers to OGC during the term of this Agreement shall be at least as favorable as prices being charged by current suppliers of OGC and offered by the Sellers to its other customers, subject to quality, quantity and delivery specifications which may affect price. Such prices shall then give effect to the credits outlined below. Prices agreed upon by OGC and the Sellers shall be firm for a period of at least one year, subject to an appropriate reference rate adjustment (such as market prices for applicable resins) made periodically from time to time during the term hereof, as agreed to by the parties following written notice of such adjustment provided by the Sellers at least 30 days prior to the effective date of such adjustment. Notwithstanding the above, prices may also be renegotiated once during each year to account for market and other economic changes. OGC shall be entitled to "favored nation" treatment with respect to prices for the Films, and prices charged to OGC shall automatically be reduced to reflect the lowest amount then charged for such Films by the Sellers to any of its other customers based on Film type and volume. Unless otherwise agreed to by the parties, the prices for the Films shall be F.O.B. OGC's designated destination(s) and include all packing, shipping and delivery costs, and payment terms shall be net 30 days from date of receipt of the delivered Films.

                 (b) The Sellers shall fill OGC's regular orders for the Films within normal lead times which are 14 business days. The Sellers shall fill special orders for co-extruded





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Films within 30 to 45 day lead times.  Variations from such lead times and other delivery schedules will cause OGC not to have any obligation to purchase the Films subject to such orders and cause the Sellers to revert to a lower level as provided in Section 4(a) above with respect to future orders of the Films.

                 (c) OGC may from time to time order Films from the Sellers on a consignment basis, in which case the Sellers shall deliver specified quantities of Films to a warehouse or other location designated by OGC, and OGC shall pay invoices for such Films as they are used by OGC. OGC shall also be responsible for paying for any Films that have been delivered but not used by OGC after 75 days. In no event will the Sellers delivery any quantities of Films which exceed 75 days' expected usage pursuant to OGC's consignment orders.

                 (d) During the term of this Agreement, OGC shall be entitled to the following credits against the prices of the Films sold by the Sellers to OGC: $0.10 per pound for every pound of monolayer film sold to OGC; and $0.25 per pound for every pound of co-extruded film sold to OGC. Credits for other Film types will be negotiated in good faith by the parties. Such credits shall not be reflected on invoices for the Films delivered to OGC. However, at the end of each annual period in which a scheduled principal payment is to be made on the Secured Promissory Note, an accounting of the total credits then earned by OGC shall be presented to OGC for approval. The agreed upon credits for such period shall then be paid by the Sellers to OGC, and the amount of such payment shall be applied to reduce the principal payments otherwise then due on the Secured Promissory Note and affect the interest rates applicable thereto in the manner provided in the Note. Credits for any period shall be paid by the Sellers to OGC notwithstanding the fact that they may exceed the principal amount then due on the Secured Promissory Note.

                 (e) The Sellers shall maintain consistent product quality and manufacture the Films in accordance with their quality assurance and manufacturing standards, as well as OGC's specifications as stated or referenced on the relevant purchase order. OGC shall have the right to reject any quantity of Films that does not meet such quality standards and specifications. The Sellers shall warrant to OGC that all Films sold to OGC shall be free from defects in materials and workmanship, shall comply with OGC's specifications and shall comply with all applicable laws. OGC shall promptly notify the Sellers of any defective or rejected Films in accordance with the usual customs and usage in the industry. Thereupon, OGC shall receive, at its option, either a full refund and credit for any such rejected or defective Films or a prompt shipment of replacement Films at no additional cost to OGC. OGC shall return, at the Sellers' cost, all rejected or defective Films.

         7. Unearned Credit. OGC may elect not to purchase Films from the Sellers in accordance with Sections 2, 3 or 4 above. This election shall not constitute a breach hereof. However, if OGC makes such election and does not afford the Sellers the opportunity to qualify and supply Designated Films in accordance with such Sections, OGC shall notify the Sellers of the amount and type of Designated Film which it has elected not





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to purchase from the Sellers during each year of this Agreement.  Thereupon, the Sellers shall calculate the amount of the credit (under Section 6(d) hereof) that would have been earned by OGC if it had purchased such amount of the Designated Film from the Sellers, and such aggregate "unearned" credits shall be applied to reduce the principal amount on the Secured Promissory Note otherwise due during such year and no interest shall be charged on such reduction of the principal amount. However, OGC shall have the right to earn or re-qualify for such "unearned" credit and restore its right to payment of such reduction of the principal amount in any succeeding year of this Agreement in the following manner: If, during a succeeding year, OGC orders quantities of any Designated Film in excess of its applicable order quantity obligations under Section 4(a) above for such Film (the amount of such excess being referred to as the "Excess Order Amount"), OGC will receive payment for the accrued credits on all such orders (as provided in Section 6(d) above), but the principal amount on the Secured Promissory Note would only be reduced by the amount of such payment less the amount of the paid credit attributable to the Excess Order Amount up to the amount of the previously "unearned" credit. In addition, the credits set forth in Section 6(d) above shall continue to apply and be paid after the term of this Agreement until OGC has received an amount equal to 50% of the value of the "unearned" credit in effect at the end of the term hereof.

         This provision does not apply to an election made by OGC not to purchase Films as a result of a breach of this Agreement by the Sellers or termination of this Agreement by OGC under Section 9 hereof. It also does not apply to non-Designated Films (since no quantity obligation is imposed on OGC for such Films) or elections made not to purchase Designated Films from the Sellers in quantities in excess of those otherwise applicable under Section 4(a) or 4(b) hereof.

         8. Term. Except as otherwise terminated pursuant to Section 9 below, the term of this Agreement shall be for a period of three years commencing on the date hereof. However, if the Secured Promissory Note is repaid in full prior to the expiration of this Agreement, the Agreement shall continue in full force and effect, except that the credits set forth in Section 6(d) hereof shall terminate.

         9.      Termination.

                 (a) Any party may terminate this Agreement upon written notice to the other parties (i) if any other party breaches this Agreement or otherwise fails to perform any of its material obligations hereunder, and such breach or failure (if curable) continues for a period of 30 days after written notice of such breach or failure is given to such other parties; (ii) if such other party commences or has commenced against it a proceeding under any bankruptcy or similar law; has a receiver appointed for it or for any of its properties; becomes insolvent or unable to pay its debts as they mature or ceases to pay its debts as they mature in the ordinary course of business; or discontinues its business, is liquidated or is dissolved; or (iii) as otherwise provided herein. No termination of this Agreement shall release any party from liability or obligation which at the time of such termination has already accrued or which thereafter may accrue in respect of any act or omission prior to





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such termination, or affect in any way the survival of any right, duty or obligation of a party which, as is expressly stated elsewhere herein, is to survive the expiration or termination of this Agreement. Each party expressly agrees that a party which terminates this Agreement in accordance with this
Section 9 shall not be liable to the other party or parties for compensation, loss or damage of any nature resulting from such termination, except as provided in Section 9(b) below.

                 (b) If the defaulting party as described in Section 9(a) above is OGC and as a result OGC does not purchase Films under this Agreement and the Buyers are unable to pay amounts due under the Secured Promissory Note, then OGC shall forfeit, as and for liquidated damages (which the parties represent to be fair and reasonable), 50% of the principal amount then outstanding on the Secured Promissory Note, and the remaining principal amount on such Note shall thereupon cease to earn interest. If the defaulting party as described in Section 9(a) above is any Seller, then OGC shall not be required to purchase any Films from the Seller, this Agreement may be terminated and the Secured Promissory Note and all other obligations under the Purchase Agreement shall remain in full force and effect.

         10. Force Majeure. If the performance of this Agreement or any obligation hereunder is prevented, restricted or interfered with by an act of God, war, riots, sabotage, embargo, explosion, flood, drought, fire, earthquake, strike or labor dispute, inability to procure raw materials, power or supplies, a law, order, rule, regulation, proclamation or other act or omission of a governmental authority or otherwise due to causes beyond a party's control (an "Event of Force Majeure"); the parties so affected upon giving notice to the other party shall be excused from such performance to the extent of such preventions, restriction or interference (and if the Event of Force Majeure so affects the Sellers, interest on the Secured Promissory Note shall temporarily cease to accrue, and the timing of the scheduled payments shall be delayed, while the Event of Force Majeure is in effect), provided that the parties so affected shall use all reasonable efforts under the circumstances to avoid or remove such cause of nonperformance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed. An Event of Force Majeure shall not subject a party to any liability to the other party.

         11. Independent Contractors. The parties affirm that this Agreement establishes only a contractual relationship among independent parties, and nothing herein shall be construed to constitute any party as an employee, partner, joint venturer, agent or legal representative of any other party for any purpose. No party shall have the authority to act for or to obligate any other party in any way.

         12. Confidentiality. All materials and information relating to the manufacturer of the Films and all other confidential and/or proprietary information which is disclosed or made available by a party (the "disclosing party") to any other party (the "receiving party") shall be considered confidential, shall be retained in strict confidence by the receiving party, shall not be disclosed by the receiving party to any third person or used by the receiving party except to the extent necessary in connection with the manufacture, sale and use of the





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Films as contemplated by this Agreement.  Such confidential information does not include information which the disclosing party authorizes the receiving party to disclose, is known by the receiving party prior to the disclosure by the disclosing party, is disclosed to the receiving party by a third party without any obligation of confidentiality to the disclosing party, is publicly available at the time of disclosure other than as a result of a breach by the receiving party of its obligation of confidentiality set forth herein, or is required to be disclosed in any legal proceeding. Upon termination of this Agreement, all tangible confidential information shall be immediately returned to the respective disclosing party. The obligations contained in this Section 12 shall survive the termination or expiration of this Agreement.

         13.     Indemnification.

                 (a) Each Seller shall indemnify and hold harmless OGC and its officers, directors, employees, agents, shareholders and affiliates from and against any and all claims, losses, damages, costs and expenses relating to or arising out of any breach by a Seller of any provision of this Agreement, any wrongful, intentional, reckless or grossly negligent act or omission of a Seller, any allegation that the Films (or the related technology, design, patents or other intellectual property rights) infringes on the rights of any third party, or any defective Films.

                 (b) OGC shall indemnify and hold harmless each Seller and its officers, directors, employees, agents, shareholders and affiliates from and against any and all claims, losses, damages, costs and expenses relating to or arising out of any breach by OGC of any provision of this Agreement or any wrongful, intentional, reckless or grossly negligent act or omission of OGC (which shall include OGC's providing improper specification information or the sale or use by OGC of the Films in a non-conforming manner).

         14. Notices. Each notice, request, demand or other communication ("Notice") by any party to the other parties pursuant to this Agreement shall be writing, and, except for purchase orders, order acknowledgements, and routine documentation and correspondence, shall be personally delivered or sent by U.S. certified or registered mail, return receipt requested, postage prepaid, or by commercial courier, charges prepaid, or by facsimile transmission (but each Notice sent by facsimile transmission shall be confirmed by sending the original thereof to the other parties by U.S. mail or commercial courier as provided herein), addressed to the address of the receiving parties set forth below or to such other address as such parties shall have communicated to the other party in accordance with this Section. Any Notice hereunder shall be deemed to have been given and received when personally delivered, on the date when sent by facsimile or on the third business day following the date when sent by mail or commercial courier.





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                 If to OGC:             Outlook Group Corp.
                                        Attn:  President
                                        1180 American Drive
                                        Neenah, WI  54956
                                        FAX: (414) 727-4787

                 with a copy to:        Quarles & Brady
                                        Attn:  Kenneth V. Hallett, Esq.
                                        411 East Wisconsin Avenue
                                        Milwaukee, WI  53202
                                        FAX:  (414) 271-3552


                 If to any Seller:      Barrier Films Corporation
                                        Attn:  President
                                        78 Fernbrook Street
                                        Yonkers, NY  10705
                                        FAX:  (914) 423-8004

                 with a copy to:        Norman Paul Weiss, Esq.
                                        110 Walt Whitman Road, Suite 105
                                        Huntington Station, NY  11746
                                        FAX:  (516) 351-6910

         15.     Miscellaneous.

                 (a) No party may assign this Agreement or any of its rights or obligations hereunder (whether voluntarily or by operation of law) without the prior written consent of the other parties, and any such attempt at assignment shall be ineffective.

                 (b) If any provision of this Agreement is held to be illegal or unenforceable for any reason, such determination shall not effect the remainder of this Agreement and such remainder shall remain in full force and effect.

                 (c) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to principles of conflict of laws.

                 (d) This Agreement may not be amended or modified except in writing signed by all of the parties. This Agreement, together with the Purchase Agreement, the Guaranty, the Security Agreement, the Secured Promissory Note, the Stock Pledge Agreement and the agreements and documents referred to herein and therein, constitute the entire understanding of the parties regarding the subject matter hereof, and supersede all prior or contemporaneous agreements, understandings and discussions regarding such subject matter.





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                 (e)      This Agreement may be executed in counterparts, each
of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 (f) Each party seeing to enforce this Agreement which prevails in any court proceeding regarding such enforcement shall be entitled to reimbursement from the other party of its court costs and reasonable fees of counsel and experts.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.


                                        BARRIER FILMS CORPORATION


                                        By:
                                            ___________________________________

                                        Title:
                                               ________________________________


                                        WORLD CLASS FILM CORP.


                                        By:
                                            ___________________________________

                                        Title:
                                               ________________________________


                                        OUTLOOK GROUP CORP.


                                        By:
                                            ___________________________________

                                        Title:
                                               ________________________________





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